June 29, 2007

Securities & Exchange Commission
100 F Street, NW
Washington, DC 20549

Subject: CSMG Technologies, Inc.
               Form S-8 Registration Statement

To Whom It May Concern:

We hereby consent to the incorporation by reference in this Registration Statement (the "Registration Statement") on Form S-8 of CSMG Technologies, Inc. (the "Company") of our report dated March 30, 2007 on the Company's consolidated financial statements for the year ended December 31, 2006, which report contains an explanatory paragraph relating to certain significant risks and uncertainties which conditions raise substantial doubt about the Company's ability to continue as an ongoing concern relating to those consolidated financial statements of the Company as of and for the year ended December 31, 2006. We hereby consent to all references to our firm in such Registration Statement.

Respectfully,

/s/ Gary Skibicki________
Gary Skibicki, CPA

cc: Ernest M. Stern, Esq.